SUBSTITUTE POWER OF ATTORNEY

      Pursuant to a written Limited Power of Attorney for Section 16 Reporting Obligations granted by each of the following individuals (collectively, the "Powers of Attorney"), copies of which were previously filed with the Securities and Exchange Commission, the undersigned has been constituted and appointed true and lawful attorney-in-fact and agent, with full powers of substitution and revocation, to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted in such Powers of Attorney:
      James A. Champy
      Anantha P. Chandrakasan
      Martin Cotter
      Tunc Doluca
      Bruce R. Evans
      Edward H. Frank
      Laurie H. Glimcher
      Karen M. Golz
      Gregory N. Henderson
      Mercedes Johnson
      Mark M. Little
      Prashanth Mahendra-Rajah
      Vincent Roche
      Anelise Angelino Sacks
      Kenton J. Sicchitano
      Ray Stata

      The undersigned, pursuant to the powers granted in the Powers of Attorney, hereby constitutes and appoints Janene Asgeirsson and Shelly Shaw as substitute to the undersigned attorney-in-fact, with full power and authority to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted to the undersigned in the Powers of Attorney.  For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned in the Powers of Attorney.
      This Substitute Power of Attorney shall remain in full force and effect with respect to each individual listed above, until the underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 3rd day of March, 2022.

Signature

/s/ Margaret K. Seif
Print Name

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